Exhibit 99.1

Press Release

AuthenTec Reports Third Quarter 2009 Financial Results

MELBOURNE, Fla., November 4, 2009 — AuthenTec (NASDAQ:AUTH), the world’s leading provider of smart fingerprint solutions, today reported financial results for the third quarter of 2009 ended October 2, 2009.

Financial and Business Highlights:

•	Revenue of $10.3 million, up 22 percent from the previous quarter

•	GAAP net loss of $4.2 million, or $0.14 per diluted share (includes $0.06 charge)

•	Non-GAAP net loss of $1.5 million, or $0.05 per diluted share

•	Introduced complete smart sensor solution for netbooks and consumer PCs

•	Added key leadership to enhance software development and market expansion in Asia

Revenue for the third quarter of 2009 was $10.3 million, compared to the guidance of $9.2 million to $9.8 million previously provided by the Company. Revenue increased approximately 22 percent from the $8.4 million reported in the second quarter of 2009 and was lower compared to the $18.4 million in the third quarter of 2008. The sequential increase in third quarter revenue was due to improved buying patterns by PC customers and growth in wireless product sales.

GAAP Results:

Under Generally Accepted Accounting Principles (GAAP), net loss for the third quarter of 2009 was $4.2 million, or $0.14 per diluted share, which included a charge of $1.7 million, or $0.06 per diluted share, associated with the Atrua transaction finalized during the quarter. This compares to a GAAP net loss of $5.8 million, or $0.20 per diluted share, in the second quarter of 2009 and GAAP net income of $550,000, or $0.02 per diluted share, in the third quarter of 2008.

GAAP gross margin in the third quarter was 45.3 percent, compared to 46.0 percent in the second quarter of 2009 and 47.1 percent in the year-ago period.

Total operating expenses on a GAAP basis were $8.9 million, compared to $9.7 million in the second quarter of 2009 and $8.7 million in the third quarter of 2008.

A reconciliation of GAAP to non-GAAP results is provided in Table 2 following the text of this press release.

Non-GAAP Results:

On a non-GAAP basis, net loss for the third quarter of 2009 was $1.5 million, or $0.05 per diluted share, which excluded the acquisition-related charge and other expenses related to stock-based compensation, a reduction in workforce, amortization of certain intangible assets and an impairment of assets. This compares to a non-GAAP net loss of $2.2 million, or $0.08 per diluted share, in the second quarter of 2009 and non-GAAP net income of $1.4 million, or $0.05 per diluted share, in the third quarter of 2008.

Non-GAAP gross margin in the third quarter was 46.0 percent, compared to 46.9 percent in the second quarter of 2009 and 47.3 percent in the third quarter of 2008. The decrease in gross margin was primarily attributable to higher inventory provisions for planned product transitions, partially offset by cost reduction initiatives during the quarter.

Total operating expenses on a non-GAAP basis were $6.3 million, compared to $6.2 million in the second quarter of 2009 and $7.9 million in the third quarter of 2008. The slight sequential increase in operating expenses was primarily due to costs related to new executive hiring, partially offset by lower litigation-related legal costs in the quarter.

AuthenTec ended the third quarter of 2009 with approximately $57.4 million in cash and investments, reflecting the $4.9 million payment related to the Atrua transaction. This compares to $64.2 million in cash and investments at the end of the second quarter of 2009.

Business Update:

“Our sequential revenue growth in the quarter was driven by increased sales in both the PC and wireless markets,” said Scott Moody, Chairman and CEO of AuthenTec. “While we remain focused on prudently reducing our costs, we continued to make progress in the development of our new products for our targeted growth markets in cell phones and lower cost PCs. In line with our strategy to become a solutions provider of identity, security and touch technologies, we introduced our TrueSuite® identity management software application during the quarter, which is optimized for the recently launched Windows 7 operating system. We also introduced our AES1660 Smart Sensor with lighted LED drivers which -when combined with TrueSuite–offers a complete hardware and software solution for new consumer notebooks and netbooks. We will soon be adding our new ‘Rogers’ Smart Sensor for the wireless handset market to our offering, the first product designed around our TouchStone™ packaging technology.”

“Also during the quarter, we added strong executive talent to our team, who will help advance the Company’s transition to a complete solutions provider,” added Mr. Moody. “These additions included Dr. Lunji Qiu as VP-GM of AuthenTec China (formerly of VP-GM Atrua China and GM of Broadcom China), Greg Kerr as Vice President of Software Development (formerly VP of Engineering at Sonic Solutions) and Masatoshi Morishita as President of AuthenTec Japan (formerly President of AMD Japan). The addition of these team members combined with our new product offerings will help AuthenTec to achieve our growth objectives in our target markets.”

Business Outlook:

Mr. Moody concluded, “Looking ahead to the fourth quarter of 2009, we expect revenue to range between $7.5 million and $8.0 million primarily due to anticipated reductions in channel inventories ahead of the previously disclosed transition to certain Intel Calpella-based notebooks that do not integrate an AuthenTec fingerprint sensor. Also impacting revenue, and consistent with the prior year, is a cell phone product transition at one of our key accounts as they ramp down an existing design prior to ramping up a new AuthenTec-enabled phone. The revenue decrease will be partially offset by lower operating expenses, which are expected to be approximately $5.8 million in the fourth quarter, resulting in a non-GAAP net loss per diluted share of between $0.07 and $0.09.”

Third Quarter 2009 Financial Results Webcast and Conference Call:

AuthenTec will host a conference call to discuss its third quarter 2009 financial results and other information that may be material to investors at 5:00 p.m. Eastern Time (ET) today, November 4, 2009. Investors and analysts may join the conference call by dialing 866-543-6408 and providing the participant pass code 59545150. International callers may join the teleconference by dialing 617-213-8899 and using the same pass code. A replay of the conference call will be available beginning at 8:00 p.m. ET and will remain available until midnight ET on Wednesday, November 11, 2009. The U.S. replay number is 888-286-8010, with a confirmation code of 40079304. International callers should dial 617-801-6888, with the same confirmation code. A live webcast of the conference call will be accessible from the Investor section of the Company’s web site at investors.authentec.com. Following the live web cast, an archived version will be available on AuthenTec’s web site.

Use of GAAP and Non-GAAP Financial Metrics:

To supplement AuthenTec’s consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation, certain acquisition-related charges, amortization of certain intangible assets, impairments on investments, and costs related to a reduction in workforce. AuthenTec uses the above non-GAAP financial measures internally to understand, manage and evaluate the business. Management believes it is useful for itself and investors to review, as applicable, both GAAP information and the non-GAAP measures in order to assess the performance of continuing operations and for planning and forecasting in future periods. The presentation of these non-GAAP measures is intended to provide investors with an understanding of the Company’s operational results and trends that enables them to analyze the base financial and operating performance and facilitate period-to-period comparisons and analysis of operational trends. AuthenTec believes the presentation of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our non-GAAP financial measures may not be comparable to similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which are provided in Table 2 after the text of this release. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the filings made from time to time with the Securities and Exchange Commission.

Forward Looking Statements:

This press release contains statements that may relate to expected future results and business trends that are based upon AuthenTec’s current estimate, expectations, and projections about the industry, and upon management’s beliefs, and certain assumptions it has made that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “guidance,” “expects,” “intends,”

“plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “prospects,” “outlook,” “forecast,” and variations of these words or similar expressions are intended to identify “forward-looking statements.” In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are “forward-looking statements.” Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, the Company’s actual results may differ materially and adversely from those expressed in any “forward-looking statement” as a result of various factors. These factors include, but are not limited to: demand for, and market acceptance of, new and existing fingerprint sensors in the PC and wireless markets, general market and macroeconomic conditions, the Company’s ability to secure design wins for enterprise and consumer laptops and wireless devices, customer design wins materializing into production programs, the timely introduction of new products, the rate at which the Company increases its activity and opportunities in the wireless market, and additional opportunities in various markets for applications that might use AuthenTec’s products, and changes in product mix, as well as other risks detailed from time to time in its SEC filings, including those described in AuthenTec’s annual report on Form 10-K filed with the SEC on March 18, 2009. These “forward-looking statements” are made only as of the date hereof, and the Company undertakes no obligation to update or revise the “forward-looking statements,” whether as a result of new information, future events or otherwise.

About AuthenTec

AuthenTec brings multiple touch-powered features including navigation, personalization, convenience and security to 50 million PCs and peripherals, cell phones and other products. The Company’s newest generation of smart sensors, software and TrueSuite™ client applications give users secure one-touch access to their favorite websites, online social networks and digital identity. AuthenTec has the broadest product and patent portfolio in the industry today, and helps enable the Power of Touch® for millions of people at home, at work or on the move. For more information, visit www.authentec.com or follow us at twitter.com/authentecnews.

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Investor Contact:

Leanne K. Sievers

Executive Vice President, Investor Relations

Shelton Group Investor Relations

949-224-3874

lsievers@sheltongroup.com

Media Contact:

Brent Dietz

Director of Communications

AuthenTec

321-308-1320

brent.dietz@authentec.com

AuthenTec, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

Table 1

	Three months ended			Nine months ended
	October 2, 2009	July 3, 2009	October 3, 2008	October 2, 2009	October 3, 2008

Revenue	$10,267	$8,446	$18,409	$25,751	$52,333

Cost of revenue	5,616	4,557	9,735	13,836	27,072

Gross profit	4,651	3,889	8,674	11,915	25,261

Operating expenses:
Research and development	3,644	3,642	4,619	11,091	12,913
Selling and marketing	2,028	1,786	2,710	5,833	7,774
General and administrative	3,186	4,303	1,353	9,708	5,054

Total operating expenses	8,858	9,731	8,682	26,632	25,741

Operating loss	(4,207)	(5,842)	(8)	(14,717)	(480)

Other income (expense):
Impairment on investments	—	—	—	(28)	—
Interest income	52	89	558	316	1,869

Total other income (expense), net	52	89	558	288	1,869

Net Income (loss)	$(4,155)	$(5,753)	$550	$(14,429)	$1,389

Net income (loss) per share:
Basic	$(0.14)	$(0.20)	$0.02	$(0.50)	$0.05

Diluted	$(0.14)	$(0.20)	$0.02	$(0.50)	$0.05

Shares used in computing net income (loss) per common share:
Basic	28,668	28,658	28,501	28,657	28,244

Diluted	28,668	28,658	30,317	28,657	30,487

	Three months ended			Nine months ended
	October 2, 2009	July 3, 2009	October 3, 2008	October 2, 2009	October 3, 2008
Other Financial Metrics:
Stock-based compensation expense:
Cost of revenue	68	74	35	199	86
Research and development	231	267	274	699	579
Selling and marketing	255	283	233	741	500
General and administrative	261	324	299	825	668
Costs related to reduction in workforce:
Cost of revenue	—	—	—	—	—
Research and development	—	22	—	141	—
Selling and marketing	50	—	—	140	—
General and administrative	—	—	—	3	—
Costs related to Atrua asset purchase and lawsuit dismissal:
General and administrative	1,747	2,601	—	4,348	—
Amortization of patents
Research and development	23	—	—	23	—

Impairment on investments	—	—	—	28	—

AuthenTec, Inc.

Non-GAAP Financial Information

(In thousands, except per share amounts)

(Unaudited)

Table 2

	Three months ended			Nine months ended
	October 2, 2009	July 3, 2009	October 3, 2008	October 2, 2009	October 3, 2008

Net income (loss) on GAAP basis:	$(4,155)	$(5,753)	$550	$(14,429)	$1,389
Stock-based compensation expense	815	948	841	2,464	1,833
Costs related to reduction in workforce	50	22	—	284	—
Costs related to Atrua asset purchase and lawsuit dismissal:	1,747	2,601	—	4,348	—
Amortization of patents	23	—	—	23
Impairment on investments	—	—	—	28	—

Net income (loss) on non-GAAP basis:	$(1,520)	$(2,182)	$1,391	$(7,282)	$3,222

Non-GAAP basic earnings per share	$(0.05)	$(0.08)	$0.05	$(0.25)	$0.11
Non-GAAP diluted earnings per share	$(0.05)	$(0.08)	$0.05	$(0.25)	$0.11

AuthenTec, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

Table 3

	October 2, 2009	January 2, 2009
ASSETS
Current assets
Cash and cash equivalents	$29,080	$45,193
Short-term investments	24,837	18,132
Accounts receivable, net	4,543	3,985
Inventory	3,177	5,770
Other current assets	1,137	839

Total current assets	62,774	73,919
Long-term investments	3,530	5,334
Other long-term assets	1,119	494
Property and equipment, net	3,240	3,716

Total assets	$70,663	$83,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,530	$4,050
Other accrued liabilities	3,385	4,927

Total current liabilities	7,915	8,977
Deferred rent	492	417

Total liabilities	8,407	9,394

Stockholders’ equity
Common stock and additional paid in capital	152,590	150,123
Other comprehensive loss	20	(129)
Accumulated deficit	(90,354)	(75,925)

Total stockholders’ equity	62,256	74,069

Total liabilities and stockholders’ equity	$70,663	$83,463